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                                                            Exhibit 5.1

[COOLEY GODWARD LLP LETTERHEAD]


                                        ROBERT L. JONES
                                        415 843-5034
                                        jonesrl@cooley.com



April 16, 1997



InVision Technologies, Inc.
3420 East Third Avenue
Foster City, CA  94404

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InVision Technologies, Inc. (the "Company") of a Registration Statement on Form S-1 on March 14, 1997 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to Three Million Five Hundred Ninety Three Thousand Seven Hundred
Fifty (3,593,750) shares of the Company's Common Stock with a par value of $0.001 (the "Shares").

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ Robert L. Jones

Robert L. Jones